Exhibit 99.1

CBIZ ANNOUNCES STEVEN L. GERARD TO RETIRE AS CEO IN 2016;

WILL CONTINUE ON AS CHAIRMAN OF THE BOARD

Cleveland, Ohio (October 29, 2014)—CBIZ, Inc. (NYSE: CBZ) today announced that Steven L. Gerard, has announced his intention to retire as CEO in March 2016, following the filing of the Company’s Form 10-K for the year ending December 31, 2015.

Following his retirement, Mr. Gerard will continue to serve as non-executive Chairman of the Company’s Board of Directors. In connection with Mr. Gerard’s planned retirement and in accordance with the Company’s succession plan, the Company’s Board of Directors has indicated its intention to appoint Jerome P. Grisko, Jr., currently President and Chief Operating Officer of the Company, to the post of Chief Executive Officer as Mr. Gerard’s successor. The Board anticipates that Mr. Grisko will retain his current role as President of the Company.

Steve Gerard, Chairman and CEO of CBIZ stated, “Following the completion of our 2015 fiscal year and my fifteenth year as CEO of CBIZ, it will be time for me to spend more time pursuing my many other interests. I am extremely proud of being part of a team who has built CBIZ into a premier professional services company providing outstanding service and counsel to over 90,000 clients throughout the United States. CBIZ continues to grow each year, has a strong balance sheet and enormous market potential. Under the able leadership of Jerry Grisko and our other senior managers, as well as the dedication of our over 4,000 associates, I am completely confident of our future prospects.”

Rick Burdick, CBIZ Lead Director stated, “Steve’s leadership over the past fourteen years has been invaluable and has contributed greatly towards CBIZ becoming one of the leading professional services companies in the U.S. He has built a solid foundation, assembled a terrific management team, and has positioned the Company for success for many years to come. We are pleased he has agreed to continue his guidance as Chairman after his retirement as CEO. We look forward to working with Jerry and have full confidence in his ability to lead CBIZ going forward.”

Mr. Gerard joined CBIZ, Inc. as Chief Executive Officer and Director in October 2000. He was elected by the Board to serve as Chairman in October 2002. Prior to joining the Company he was Chairman and CEO of Great Point Capital, Inc., a provider of operational and advisory services from 1997 to October 2000. From 1991 to 1997, he was Chairman and CEO of Triangle Wire & Cable, Inc. and its successor Ocean View Capital, Inc. Mr. Gerard’s prior experience includes 16 years with Citibank, N.A. in various senior corporate finance and banking positions and seven years with the American Stock Exchange, where he last served as Vice President of the Securities Division. Mr. Gerard currently serves on the Boards of Directors of Lennar Corporation, Joy Global, Inc., and Las Vegas Sands Corporation.

Mr. Grisko joined CBIZ, Inc. as Vice President, Mergers & Acquisitions in September 1998 and was promoted to Senior Vice President, Mergers & Acquisitions and Legal Affairs in December 1998. He has served as President and Chief Operating Officer of the Company since February 2000.

Prior to joining CBIZ, Mr. Grisko served as a partner with the law firm of Baker & Hostetler, LLP, from January 1995 to September 1998.

CBIZ, Inc. provides professional business services that help clients better manage their finances and employees. CBIZ provides its clients with financial services including accounting, tax, financial advisory, government health care consulting, risk advisory, real estate consulting, and valuation services. Employee services include employee benefits consulting, property and casualty insurance, retirement plan consulting, payroll, life insurance, HR consulting, and executive recruitment. As one of the largest accounting, insurance brokerage and valuation companies in the United States, the Company’s services are provided through 100 Company offices in 34 states.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, but are not limited to, the Company’s ability to adequately manage and sustain its growth; the Company’s dependence on the current trend of outsourcing business services; the Company’s dependence on the services of its CEO and other key employees; competitive pricing pressures; general business and economic conditions; and changes in governmental regulation and tax laws affecting the Company’s insurance business or its business services operations. A more detailed description of such risks and uncertainties may be found in the Company’s filings with the Securities and Exchange Commission.